Exhibit 99.1

Press Release

Investor Contact: Ahmed Pasha 703 682 6451

Media Contact: Rich Bulger 703 682 6318

AES Announces Reorganization, Discloses Impairment and Reaffirms Guidance

ARLINGTON, VA, November 1, 2012 – The AES Corporation (NYSE: AES) announced today that it will restructure its corporate support and subsidiary business operations, in line with its strategy, which will result in additional cost savings. “The changes we announce today build on what we started a year ago, as we continue to streamline the organization to reflect our focus on platform expansions in fewer markets,” said Andrés Gluski, AES President and Chief Executive Officer. “Our goal is to minimize overhead and strengthen accountability, pulling all levers to meet our commitments while achieving world class operations in every market we serve.”

The reorganization will consolidate operations into market-oriented strategic business units under one Chief Operating Officer (COO). These changes are expected to yield an additional $45 million of recurring cost savings, increasing total run rate savings to $145 million for 2014 as compared to 2011. Of this incremental $45 million in savings, $25 million will be achieved in 2013. In addition, one-time restructuring expenses are forecasted to be approximately $20 million from 2012 through 2013.

The new Global Operations organization will be led by Andrew Vesey, currently Executive Vice President and COO of Global Utilities. Ned Hall, Executive Vice President and COO of Global Generation, intends to leave the Company by early next year. Also, as part of the reorganization, the Strategy group led by Gardner Walkup has been eliminated and its functions have been absorbed into the Corporate Planning and Investment Committee teams. “Ned made major contributions to AES over the last 24 years, particularly over the last few years, by spearheading our renewables and energy storage businesses,” said Gluski. “Gardner laid the foundation for the focused strategy we are now implementing.”

AES also disclosed a non-cash impairment charge in the range of $1.7 to $2.0 billion related to goodwill recorded in connection with the acquisition of DPL Inc. (DPL). During 2012 power prices in Ohio trended downward, compressing margins as customers increasingly moved towards competitive retail electric services. On October 5, 2012, DPL’s wholly owned regulated utility in Ohio filed for an Electric Security Plan with the Public Utilities Commission of Ohio. As a result of these developments, forecasted profitability and cash flow have been reduced and related impaired goodwill has been estimated pending finalization by year-end.

The Company reaffirmed its 2012 cash flow and Adjusted EPS guidance at the low end of the range as previously disclosed, based on foreign exchange and commodity prices as of September 30, 2012. “Despite challenging market conditions, we continue to expect modest earnings growth next year, following 17% to 21% growth this year,” said Tom O’Flynn, AES Executive Vice President and Chief Financial Officer. “We remain committed to delivering a competitive total shareholder return and will provide more color on the impact of DPL and other factors to our total return target on our November 7, 2012 earnings call.”

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 27,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2011 revenues were $17 billion and we own and manage $45 billion in total assets. To learn more, please visit www.aes.com.

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Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2011 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2011 Annual Report on Form 10-K dated on or about February 24, 2012 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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